Exhibit (a)(1)(h)

FORM OF AMENDMENT TO STOCK OPTION AGREEMENTS

ELECTRONICS FOR IMAGING, INC.

AMENDMENT TO STOCK OPTION AGREEMENTS

Electronics For Imaging, Inc. (the “Company”) and [NAME] (the “Optionee”) are parties to the stock option agreements described on Exhibit A (the “Agreements”) granting Optionee options (the “Options”) to purchase shares of the Company’s common stock (the “Shares”) subject to the terms of the Company stock plan identified on Exhibit A.

1. Modification of Exercise Price. As of November 30, 2007, the exercise prices per Share set forth in the Agreements shall be amended to the new exercise prices per Share set forth on Exhibit A.

2. Option Agreements. To the extent not expressly amended hereby, the Agreements remain in full force and effect.

3. Entire Agreement. This Amendment, taken together with the Agreements (to the extent not expressly amended hereby) and any duly authorized written agreement entered into by and between the Company and the Optionee relating to the stock option grants evidenced by the Agreements, represent the entire agreement of the parties, supersede any and all previous contracts, arrangements or understandings between the parties with respect to the stock option grants evidenced by the Agreements, and may be amended at any time only by mutual written agreement of the parties hereto. This Amendment amends each of the Agreements.

4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, this instrument is executed as of                     , 2007.

OPTIONEE	ELECTRONICS FOR IMAGING, INC.

Signature	By

Print Name	Title

Exhibit A

Option Agreement	Governing Stock Option Plan	Deemed Option Grant Date	New Exercise Price Per Share